Exhibit 99.3

HIBBETT SPORTS, INC. AND CITY GEAR, LLC
Unaudited Pro Forma Condensed Combined Financial Information

Except as otherwise indicated in the information included in this Exhibit 99.3, or as the context may otherwise require, references to (i) the terms “Hibbett,” “Company,” “we,” “us,” and “our” refer to Hibbett Sports, Inc. and its wholly-owned subsidiaries; and (ii) the term “Acquisition” refers to the acquisition by the Company of City Gear, LLC (City Gear) on November 5, 2018, pursuant to the Membership Interest and Warrant Purchase Agreement (Purchase Agreement), dated as of October 29, 2018, by and among Hibbett Sporting Goods, Inc., a wholly-owned subsidiary of the Company, City Gear, the members and warrant holders of City Gear named in the Purchase Agreement, and Jeffrey B. Presley and Harbert Mezzanine Partners II SBIC, LLC.  As a result of the transaction, City Gear became an indirect wholly-owned subsidiary of the parent company Hibbett Sports, Inc.

The unaudited pro forma condensed combined balance sheet as of November 3, 2018, has been derived from Hibbett’s unaudited condensed balance sheet as of November 3, 2018 and City Gear’s unaudited balance sheet as of November 4, 2018, adjusted to give effect to the Acquisition as if it had occurred on November 3, 2018, (the end of Hibbett’s third fiscal quarter).

The unaudited pro forma condensed combined statement of operations for the thirty-nine weeks ended November 3, 2018, has been derived from the Company’s unaudited condensed consolidated statement of operations for the thirty-nine weeks ended November 3, 2018, and City Gear’s unaudited statement of income for the thirty-nine weeks ended November 4, 2018, adjusted to give effect to the Acquisition as if it had occurred on February 4, 2018 (the beginning of Hibbett’s current fiscal year).

The unaudited pro forma condensed combined statement of operations for the fiscal year ended February 3, 2018 has been derived from the Company’s audited consolidated statement of operations for the fiscal year ended February 3, 2018, and City Gear’s audited statement of income for the fiscal year ended February 4, 2018, and gives effect to the consummation of the Acquisition as if it had occurred on January 29, 2017 (the beginning of Hibbett’s fiscal year ended February 3, 2018).  Both Hibbett and City Gear’s fiscal year statements of operations contained 53 weeks of operations.

The unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and the accompanying notes of Hibbett included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 30, 2018 and Quarterly Report on Form 10-Q filed with the SEC on December 13, 2018, and the historical financial statements and the accompanying notes of City Gear included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A.  The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable.  The pro forma adjustments have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of Article 11 of Regulation S-X.

The unaudited pro forma information is not necessarily indicative of the combined company’s actual financial position or actual results of operations had the transaction occurred as of the dates indicated.  In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or operating results of the combined company.  There were no material transactions between Hibbett and City Gear during the periods presented in the unaudited pro forma condensed combined financial information that would need to be eliminated.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve and realize as a result of the Acquisition; nor does it reflect costs to integrate the operations of Hibbett and City Gear, or the costs necessary to achieve cost savings, operating synergies and revenue enhancements.

HIBBETT SPORTS, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
November 3, 2018
(In Thousands)

	Hibbett	City Gear	Pro Forma		Pro Forma
	(historical)	(historical)	Adjustments	Note 4	Combined
Assets
Current Assets:
Cash and cash equivalents	$121,177	$1,687	$(62,666)	(a)	$60,198
Inventories, net	256,854	41,833	2,867	(b)	301,554
Short-term below-market lease intangible	--	--	884	(f)	884
Other current assets	23,395	3,660	(1,044)	(c)	26,011
Total current assets	401,426	47,180	(59,959)		388,647

Property and equipment, net	103,899	9,662	6,510	(d)	120,071

Goodwill	--	31,080	(10,970)	(e)	20,110
Intangible assets	--	--	35,229	(f)	35,229
Other assets, net	4,690	1,262	876	(g)	6,828
Total Assets	$510,015	$89,184	$(28,314)		$570,885

Liabilities and Stockholders' Investment
Accounts payable	$109,445	$23,614	$(1,620)	(h)	$131,439
Deferred rent	5,855	--	--		5,855
Credit facilities and current maturities of
long-term debt	25,000	22,001	2,999	(i)	50,000
Capital lease obligations	644	178	--		822
Short-term above-market lease intangible	--	--	284	(f)	284
Other current liabilities	15,403	2,127	366	(j)	17,896
Total current liabilities	156,347	47,920	2,029		206,296

Deferred rent	19,330	--	--		19,330
Long-term debt, net	--	30,842	(30,842)	(i)	--
Long-term above-market lease intangible	--	--	909	(f)	909
Other liabilities	5,857	44	10,620	(k)	16,521
Total liabilities	181,534	78,806	(17,284)		243,056

Stockholders' Investment:
Preferred stock	--	--	--		--
Common stock	390	--	--		390
Paid-in-capital	184,753	--	--		184,753
Retained earnings	753,042	--	(652)	(l)	752,390
Members' equity and redeemable preferred
members' interests	--	10,378	(10,378)	(l)	--
Treasury stock	(609,704)	--	--		(609,704)
Total stockholders' investment	328,481	10,378	(11,030)		327,829
Total Liabilities and Stockholders' Investment	$510,015	$89,184	$(28,314)		$570,885

See accompanying notes to the unaudited pro forma condensed combined financial information.

HIBBETT SPORTS, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Thirty-Nine Weeks Ended November 3, 2018
(In Thousands, Except Per Share Amounts)

	Hibbett	City Gear	Pro Forma		Pro Forma
	(historical)	(historical)	Adjustments	Note 4	Combined
Net sales	$702,718	$143,946	$--		$846,664
Cost of goods sold	469,082	98,314	12,959	(f) (m)	580,355
Gross margin	233,636	45,632	(12,959)		266,309

Store operating, selling and administrative
expenses	186,211	43,284	(14,129)	(n)	215,366
Depreciation and amortization	18,847	3,892	(2,899)	(d)	19,840
Operating income (loss)	28,578	(1,544)	4,069		31,103

Interest income	563	--	--		563
Interest expense	(176)	(4,544)	2,931	(i)	(1,789)
Interest expense, net	387	(4,544)	2,931		(1,226)
Income (loss) before provision for income taxes	28,965	(6,088)	7,000		29,877

Provision for income taxes	7,179	-	217	(o)	7,396
Net income (loss)	$21,786	$(6,088)	$6,783		$22,481

Basic earnings per share	$1.16	$--	$--		$1.20
Diluted earnings per share	$1.15	$--	$--		$1.19

Weighted average shares outstanding:
Basic	18,763	--	--		18,763
Diluted	18,944	--	--		18,944

See accompanying notes to the unaudited pro forma condensed combined financial information.

HIBBETT SPORTS, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended February 3, 2018
(In Thousands, Except Per Share Amounts)

	Hibbett	City Gear	Pro Forma		Pro Forma
	(historical)	(historical)	Adjustments	Note 4	Combined
Net sales	$968,219	$190,483	$-		$1,158,702
Cost of goods sold	655,502	120,617	15,460	(f) (m)	791,579
Gross margin	312,717	69,866	(15,460)		367,123

Store operating, selling and administrative
expenses	231,832	56,018	(14,860)	(n)	272,990
Depreciation and amortization	24,207	5,198	(3,874)	(d)	25,531
Operating income	56,678	8,650	3,274		68,602

Interest income	39	--			39
Interest expense	(270)	(5,599)	3,830	(i)	(2,039)
Interest expense, net	(231)	(5,599)	3,830		(2,000)
Income before provision for income taxes	56,447	3,051	7,104		66,602

Provision for income taxes	21,417	--	3,226	(o)	24,643
Net income	$35,030	$3,051	$3,878		$41,959

Basic earnings per share	$1.72	$--	$--		$2.06
Diluted earnings per share	$1.71	$--	$--		$2.05

Weighted average shares outstanding:
Basic	20,347	--	--		20,347
Diluted	20,450	--	--		20,450

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Top 805, Business Combinations, under existing U.S. generally accepted accounting principles (U.S. GAAP) and in accordance with the regulations of the Securities and Exchange Commission (SEC).  The historical condensed consolidated balance sheets and statements of operations have been adjusted in the pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the business combination, (ii) factually supportable and, (iii) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

As the acquirer for accounting purposes, we have estimated, on a preliminary basis, the fair value of City Gear’s assets acquired and liabilities assumed and conformed the accounting policies of City Gear to our own accounting policies.  Due to the timing of the close of the Acquisition, we are still finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed.  The allocation of the purchase price included in the pro forma statements is based on the best estimate of management and is preliminary and subject to change.  We will finalize the amounts recognized as the information necessary to complete the analysis is obtained.

The pro forma condensed combined financial information does not necessarily reflect what the combined company’s financial condition or earnings would have been had the acquisition occurred on the dates indicated.  They may also not be useful in predicting the future financial condition and earnings of the combined company.  The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein.  The combined pro forma financial information does not reflect the realization of any synergies from the acquisition of City Gear as a result of potential cost savings initiatives following the completion of the business combination.

Note 2 – Acquisition of City Gear

We completed the Acquisition of City Gear on November 5, 2018 with an effective date of November 4, 2018 (Transaction Date) for approximately $88.0 million, including $86.8 million of cash paid (of which $50.0 million was funded from our credit facilities), adjusted for an estimated net working capital adjustment receivable of $1.9 million and $0.7 million assumed cash and debt-like items.  As a result of the Acquisition, City Gear’s existing debt was extinguished as of the Transaction Date.

Note 3 – Preliminary Purchase Price Allocation

The assets acquired and liabilities assumed of City Gear will be recorded at their estimated fair values as of the transaction date of November 4, 2018.  The excess of the consideration transferred in the acquisition over the net amounts assigned to the fair value of the assets will be recorded as goodwill, which represents the value of City Gear’s brand and our expansion in the city specialty market.

We are still in the process of finalizing the purchase price allocation.  This preliminary purchase price allocation is on a pro forma basis, giving effect to the transaction as if it had occurred on November 3, 2018.  The allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations.  The final purchase price will be determined when we have completed the detailed valuations and necessary calculations.  The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments and may result in changes in allocations to the intangible assets, goodwill and other assets and liabilities.

Notes to Pro Forma Condensed Combined Financial Information (continued)

We have preliminarily allocated the purchase price as follows (in thousands) as of November 4, 2018:

ASSETS
Current assets:
Cash and cash equivalents	$2,732
Receivables	436
Inventories	44,700
Prepaid expenses and other current assets	3,064
Total current assets	50,932
Goodwill	20,110
Property and equipment	16,172
Intangible assets	35,229
Deposits and other assets	565
Deferred tax asset	1,573
Total assets	$124,581

LIABILITIES:
Current liabilities:
Accounts payable	$23,615
Above-market lease intangible	284
Other current liabilities	2,272
Total current liabilities	26,171
Other liabilities	2,373
Total liabilities	28,544

Net assets	$96,037

Note 4 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions and are subject to change.  Incremental transaction costs are not reflected in the pro forma condensed combined statements of operations because they do not have a continuing impact on operating results.  The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Cash and cash equivalents

Pro forma adjustments to cash and cash equivalents include the following (in thousands):

Additional borrowings under Hibbett's credit facility to fund the Acquisition	$25,000
Net working capital adjustment	(1,872)
Cash paid at closing to acquire City Gear (1)	(86,838)
Reclassification of debit/credit card clearing accounts (2)	1,044
Pro forma adjustment to cash and cash equivalents	$(62,666)

(1)	Cash paid at closing consisted of:

Debt and preferred equity payments	$68,598
Cash to warrant and membership interest holders	13,483
Transaction expense payments paid on behalf of membership interest holders	2,988
Other	1,769
$86,838

(2)	Reclassification made to conform City Gear presentation to Hibbett presentation.

Notes to Pro Forma Condensed Combined Financial Information (continued)

(b)	Inventories, net

Pro forma adjustments to net inventories represent the estimated fair value adjustment of $2.9 million to the inventory acquired as of the Transaction Date.  The fair value calculation is preliminary and subject to change.  The fair value of the inventory was determined based on the estimated selling price of the inventory, less selling costs and a normal profit margin on the selling costs.  After the Acquisition, the inventory fair value adjustment will increase cost of goods sold over approximately six months as the inventory is sold.  This increase in cost of goods sold is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact on operating results.

(c)	Other current assets

Other current assets primarily consist of accounts receivable and prepaid expenses.  The pro forma adjustment to other current assets represents a reclassification of debit/credit card clearing accounts made to conform City Gear presentation to Hibbett presentation.

(d)	Property and equipment, net

Pro forma adjustments to net property and equipment represent adjustments to record the fair value of property and equipment acquired in the Acquisition.  The pro forma adjustment reflects an increase of $6.5 million to record City Gear’s property and equipment at its fair value as of the Transaction Date, including $5.9 million of leasehold improvements that will be amortized on a straight-line basis over the average remaining lease term of 4.2 years.  Estimated depreciation expense was calculated over the expected useful lives of the property and equipment ranging from one to six years.

The following table summarizes the changes in estimated depreciation and amortization expense in the pro forma statements of operations (in thousands):

	39-Weeks Ended	Fiscal Year Ended
	Nov 3, 2018	Feb 3, 2018
Estimated depreciation expense	$993	$1,324
Historical City Gear depreciation and amortization expense	(3,892)	(5,198)
Pro forma adjustment to depreciation and amortization expense	$(2,899)	$(3,874)

(e)	Goodwill

Pro forma adjustments to goodwill represent (i) the excess of the actual purchase price over the estimated fair value of City Gear’s net assets as of the Transaction Date, after consideration of the pro forma adjustments outlined herein and (ii) the elimination of historical City Gear goodwill as follows (in thousands):

Excess of purchase price over estimated fair value of City Gear's net assets (preliminary)	$20,110
Elimination of historical City Gear goodwill	(31,080)
Pro forma adjustment to goodwill	$(10,970)

The allocation of the purchase price is preliminary and is based on our estimates of the fair value of assets acquired and liabilities assumed.  The final purchase price allocation will be completed after asset and liability valuations are finalized.  This final valuation will be based on the actual assets and liabilities of City Gear that exist as of the Transaction Date and goodwill may be different than the balance reflected in the pro forma condensed combined balance sheet.  Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in significant changes to the unaudited pro forma condensed combined financial data.

Notes to Pro Forma Condensed Combined Financial Information (continued)

(f)	Intangible assets and liabilities

Pro forma adjustments to intangible assets and liabilities represent the adjustment to record the estimated fair value of intangible assets acquired and liabilities assumed in the acquisition of City Gear.  Intangible assets acquired included tradenames, trademarks and below-market lease intangibles and liabilities assumed included above-market leases.

The fair value of tradenames/trademarks was determined using the “relief-from-royalty income-based approach”, whereby value is based on avoided third party license payments for the right to employ the asset.  The fair values of the above-market and below-market lease intangibles were measured based on the present value of the difference between the contractual amounts to be paid pursuant to the lease and an estimate of current fair market lease rates measured over the non-cancelable remaining term of the lease.  After the Acquisition, amortization of the acquired above-market and below-market lease intangibles will be recognized as store occupancy expense and included in cost of goods sold within the condensed combined consolidated statements of operations.

These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy.  The following table summarizes the estimated fair values of the intangible assets acquired and liabilities assumed, their estimated useful lives and related pro forma amortization expense:

			Pro Forma Amortization
		Estimated	39 Weeks Ended	Fiscal Year Ended
	Amount	Useful Lives	Nov 3, 2018	Feb 3, 2018
	(thousands)	(years)	(thousands)
Assets acquired:
Tradenames/trademarks	$32,400	N/A	$--	$--
Below-market lease intangible	3,713	4.2	663	884
	$36,113
Liabilities assumed:
Above-market lease intangible	$(1,193)	4.2	(213)	(284)
		Total	$450	$600

Tradenames/trademarks are deemed to have indefinite lives and will be tested periodically for impairment.  The below-market and above-market lease intangibles consist of short-term and long-term portions on the unaudited pro forma condensed combined balance sheet as follows (in thousands):

Amount
Short-term below-market lease intangible	$884
Long-term below-market lease intangible	2,829
Total lease intangible assets acquired	$3,713

Short-term above-market lease intangible	$284
Long-term above-market lease intangible	909
Total lease intangible liabilities assumed	$1,193

(g)	Other assets, net

Other assets primarily consist of utility and rent deposits.  Pro forma adjustments to net other assets include the following (in thousands):

Deferred tax asset	$1,573
Elimination of landlord buildout concessions	(546)
Elimination of City Gear historical debt issue costs	(151)
Pro forma adjustment to other assets, net	$876

Notes to Pro Forma Condensed Combined Financial Information (continued)

(h)	Accounts payable

Pro forma adjustments to accounts payable represents the elimination of transaction expenses.  Transaction expenses are eliminated in the pro forma condensed combined statements of operations because they do not have a continuing impact on operating results.

(i)	Credit facilities, current maturities of long-term debt and long-term debt

As described in Note 2, we used $50.0 million of our available credit facility to acquire City Gear, of which $25.0 million had been incurred as of the balance sheet date.  Pro forma adjustments to debt lines on the pro forma condensed combined balance sheet were (in thousands):

Increase in credit facility to acquire City Gear	$25,000
Elimination of historical City Gear credit facility and current maturities of long-term debt	(22,001)
Pro forma adjustment to credit facilities and current maturities of long-term debt	$2,999

Elimination of historical City Gear long-term debt	$(30,842)

The following table represents the net decrease to interest expense resulting from (i) interest on borrowings under our credit facility based on LIBOR interest rates and (ii) elimination of City Gear’s historical interest expense (in thousands):

	Pro Forma Interest Expense
	39 Weeks Ended	Fiscal Year Ended
	Nov 3, 2018	Feb 3, 2018
Estimated interest expense on borrowing under the credit facilities	$(1,613)	$(1,769)
Elimination of historical City Gear interest expense	4,544	5,599
Pro forma adjustment to interest expense	$2,931	$3,830

A 125-basis point increase or decrease in the interest rate on borrowings under the credit facilities would result in approximately $47,000 and $64,000 increase or decrease to pro forma interest expense during the 39 weeks ended November 3, 2018 and fiscal year ended February 3, 2018, respectively.

(j)	Other current liabilities

Other current liabilities primarily consist of expenses incurred, but not yet billed, payroll accruals and deferred revenue.  Pro forma adjustments to other current liabilities represent the following (in thousands):

Short-term capital lease	$178
Income tax payable	220
Elimination of City Gear historical deferred rent balance	(32)
Pro forma adjustment to other current liabilities	$366

Deferred rent balances are accounted for in the lease intangibles (see Note 4(f)).

(k)	Other liabilities

Pro forma adjustments to other liabilities consist of the following (in thousands):

Contingent earnout payments (preliminary)	$9,200
Deferred tax liability	968
Other	452
$10,620

Notes to Pro Forma Condensed Combined Financial Information (continued)

Contingent earnout payments represent the preliminary fair value of potential additional payments outlined in the Purchase Agreement to the members and warrant holders of City Gear if certain financial goals are achieved over the next two fiscal years.  The contingent payments were valued using a Monte Carlo simulation model.

(l)	Retained earnings and members’ equity and redeemable preferred members’ interests

Pro forma adjustments to retained earnings represent the estimated earnings impact of incremental costs associated with the acquisition of City Gear, net of tax.  The pro forma adjustment to members’ equity and redeemable preferred members’ interests represent the elimination of historical City Gear members’ equity and redeemable preferred members’ interests.

(m)	Cost of goods sold

Pro forma adjustments to cost of goods sold include the following:

	39 Weeks Ended	Fiscal Year Ended
	Nov 3, 2018	Feb 3, 2018
Reclassification of store occupancy expense	$14,553	$17,517
Reclassification of inbound freight	(2,044)	(2,657)
Pro forma amortization - intangible assets acquired and liabilities assumed	450	600
Pro forma adjustment to cost of goods sold	$12,959	$15,460

Reclassifications have been made to conform City Gear presentation to Hibbett presentation.

(n)	Store operating, selling and administrative expenses in City Gear’s statements of operations.

Pro forma adjustments to store operating, selling and administrative expenses include the following (in thousands):

	39 Weeks Ended	Fiscal Year Ended
	Nov 3, 2018	Feb 3, 2018
Reclassification of store occupancy expense	$(14,553)	$(17,517)
Reclassification of inbound freight	2,044	2,657
Elimination of transaction expenses	(1,620)	--
Pro forma adjustment to store operating, selling and administrative expenses	$(14,129)	$(14,860)

Transaction expenses are eliminated in the pro forma condensed combined statements of operations because they do not have a continuing impact on operating results.

(o)	Income tax provision

Pro forma adjustments for income tax represent the income tax effect of the historical City Gear earnings (losses) before income taxes and pro forma adjustments based on the estimated statutory tax rate in effect during the respective periods.

The tax effect of the pro forma transaction expenses incurred by Hibbett and interest expense adjustments for borrowings under Hibbett’s credit facilities were calculated at 24.8% and 37.9% for the thirty-nine weeks ended November 3, 2018 and the fiscal year ended February 3, 2018, respectively, reflecting the Hibbett effective tax rates.  The tax effect of other pro forma adjustments for the thirty-nine weeks ended November 3, 2018 and the fiscal year ended February 3, 2018 was calculated utilizing an estimated effective tax rate of 23.9% and 32.7%, respectively.

End of Exhibit 99.3